Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
SECOND QUARTER FINANCIAL RESULTS

Comprehensive IMO 2020 Strategy Underway, Fleet Modernization Efforts Continue

New York, New York, August 7, 2019 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the transportation of major and minor bulk commodities globally, today reported its financial results for the three months and six months ended June 30, 2019.

The following financial review discusses the results for the three and six months ended June 30, 2019 and June 30, 2018.

Second Quarter 2019 and Year-to-Date Highlights

•	Commenced the installation of exhaust gas cleaning systems (“scrubbers”) as part of our comprehensive IMO 2020 strategy

o	Four of our Capesize vessels have had scrubbers successfully installed to date, and we anticipate our remaining Capesize vessels to be scrubber-equipped by the end of 2019

•	In August 2019, we agreed to sell the Genco Challenger, a 2003-built Handysize vessel for a gross price of $5.3 million

•	Recorded a net loss of $34.5 million for the second quarter of 2019

o	Basic and diluted loss per share of $0.83

o
Adjusted net loss of $20.4 million or basic and diluted loss per share of $0.49, excluding $13.9 million in non-cash vessel impairment charges, as well as a $0.2 million non-cash impairment of the operating lease right-of-use asset

•	Net revenue (voyage revenues minus voyage expenses and charter hire expenses) totaled $36.9 million and $84.9 million during the second quarter of 2019 and the first six months of 2019, respectively

•	Our average daily fleet-wide time charter equivalent, or TCE, for Q2 2019 was $7,412

•
Through the first six months of 2019, our fleet-wide TCE was $8,341, which outperformed the relevant Baltic Exchange benchmark sub-indices as adjusted for our owned fleet profile by approximately $700 per vessel per day[1]

o	Run rate of over 400 fixtures annualized on a fleet-wide basis

•	Third quarter 2019 TCE to date is $11,640 for 64% of our fleet-wide available days

•	Recorded adjusted EBITDA of $5.0 million during Q2 2019[2]

John C. Wobensmith, Chief Executive Officer, commented, “During the first half of 2019, we continued to outperform our benchmarks, advance our comprehensive IMO 2020 strategy, and further strengthen our fleet profile and earnings power. With our sizeable and modern fleet of major and minor drybulk vessels, we remain well positioned to capitalize on the overall marked improvement in freight rates that began at the end of the second quarter and which has been largely driven by increased demand for Capesize vessels and low net fleet growth. Highlighting our strong upside to the Capesize sector, strategic positioning on select minor bulk vessels and our fleet’s significant operating leverage, we have booked a TCE of $11,640 thus far for the third quarter, over 55% higher than in the second quarter.”

Mr. Wobensmith continued, “As we approach the implementation of IMO 2020 in the months ahead, we continue to execute our comprehensive portfolio approach to compliance aimed at improving our environmental footprint, maximizing shareholder returns and reducing fuel costs in an evolving marine fuel environment. As 2019 represents our heaviest operational year to date with the installation of scrubbers in addition to ballast water treatment systems, we remain on target towards accomplishing our goal of full regulatory compliance.  We are advocating for the full and effective enforcement of these upcoming environmental regulations as the global maritime industry takes an important step towards significantly reducing sulfur emissions.”

Overall, our fleet deployment strategy remains weighted towards short-term fixtures, which provides optionality for the Company. We believe that our active commercial strategy, together with our efficient cost structure, provides ongoing potential for increased margins. Furthermore, our approach to fleet composition in which we own both major bulk and minor bulk vessels provides us with direct exposure to global drybulk commodity trade flows. Moreover, our ownership of Capesize vessels provides us with upside potential associated with the iron ore trade, while our minor bulk vessels provide a relatively steady earnings potential.

The drybulk freight rate environment during most of the second quarter remained under pressure despite improving relative to the first quarter of the year. On our Capesize vessels, we maintained a short-term charter strategy in anticipation of a recovery in freight rates without locking in longer term coverage at softer levels. As contracts expire, vessels can then be fixed in what has been a strong third quarter drybulk market to date. On our minor bulk fleet, we strategically positioned select vessels to key regions in anticipation of a stronger third quarter market while rebalancing our positional exposure given our upcoming drydockings. On a fleet-wide basis, we utilized the second quarter to drydock several of our vessels while also commencing our scrubber installation program, the latter of which has led us to primarily trade our Capesize vessels in the Pacific instead of our usual approach of maintaining exposure to both the Atlantic and Pacific basins.

Our opportunistic charter strategy has enabled us to directly benefit from the substantial improvement in the drybulk market that commenced towards the end of June. With still a significant portion of our Q3 available days still uncovered, particularly on our Capesize fleet as previous fixtures conclude, we anticipate upcoming fixtures to be done at levels reflective of current stronger market conditions. Genco’s approach to fleet composition has proved beneficial, as spot earnings on the Capesize vessels have exhibited substantial upside in Q3 to date. The rally in this larger vessel class has filtered down to the smaller sectors as well, leading to an overall uplift in the earnings environment. We currently have the following TCE fixed for the third quarter of 2019:

•	Capesize: $17,152 for 65% of the available Q3 2019 days
•	Panamax: $13,408 for 40% of the available Q3 2019 days
•	Ultramax and Supramax: $10,694 for 65% of the available Q3 2019 days
•	Handysize: $7,768 for 65% of the available Q3 2019 days
•	Fleet average: $11,640 for 64% of the available Q3 2019 days

1 TCE relative performance is benchmarked against the weighted average of the relevant sub-indices of the Baltic Dry Index as published by the Baltic Exchange (BCI 5TC, BPI, BSI 58 and BHSI) net of 5% for commissions, adjusted for our owned fleet composition as well as the characteristics of our vessels.

2 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for a further reconciliation.

Financial Review: 2019 Second Quarter

The Company recorded a net loss for the second quarter of 2019 of $34.5 million, or $0.83 basic and diluted net loss per share. Comparatively, for the three months ended June 30, 2018, the Company recorded a net loss of $1.1 million, or $0.03 basic and diluted net loss per share.

The Company’s revenues decreased to $83.6 million for the three months ended June 30, 2019, as compared to the $86.2 million recorded for the three months ended June 30, 2018. The decrease in revenues was primarily due to lower rates achieved by the majority of the vessels in our fleet as compared to the second quarter of 2018 partially offset by the increased employment of vessels on spot market voyage charters.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $7,412 per day for the three months ended June 30, 2019 as compared to $10,964 per day for the three months ended June 30, 2018. In the second quarter of 2019, the drybulk market remained under pressure as iron ore volumes in both Brazil and Australia were limited due to the Vale dam breach and effects of Tropical Cyclone Veronica, respectively. Subsequently, during the third quarter, the freight rate environment has improved significantly as iron ore volumes have started to recover at a time of easing net fleet growth and lower fleet-wide productivity due to the global drybulk fleet’s preparation ahead of IMO 2020.

Total operating expenses were $110.9 million for the three months ended June 30, 2019 compared to $75.3 million for the three months ended June 30, 2018. During the second quarter of this year, $13.9 million in non-cash impairment charges were recorded in relation to the anticipated sale of the Genco Challenger and the revaluation of two other Handysize vessels to their respective fair values. During the three months ended June 30, 2018, a $0.2 million non-cash impairment charge was recorded in relation to the anticipated sale of the Genco Surprise. Voyage expenses rose to $41.8 million for the three months ended June 30, 2019 versus $26.0 million during the prior year period primarily due to the increased employment of vessels on spot market voyage charters as part of our commercial strategy, in which we incur significantly higher voyage expenses as compared to time charters, spot market-related time charters and pool arrangements. Vessel operating expenses increased to $24.4 million for the three months ended June 30, 2019, from $23.7 million for the three months ended June 30, 2018 primarily due to higher drydocking related expenses, partially offset by a decrease due to fewer owned vessels. General and administrative expenses decreased to $5.8 million for the second quarter of 2019 compared to $6.5 million for the second quarter of 2018, due to lower legal and professional fees, partially offset by an increase in compensation related expenses. Depreciation and amortization expenses increased to $18.3 million for the three months ended June 30, 2019 from $16.5 million for the three months ended June 30, 2018, primarily due to depreciation expense for the six vessels delivered during the third quarter of 2018, partially offset by a decrease in depreciation expense for the eight vessels that were sold during the second half of 2018 and the first quarter of 2019.

Daily vessel operating expenses, or DVOE, amounted to $4,615 per vessel per day for the second quarter of 2019 compared to $4,344 per vessel per day for the second quarter of 2018. The increase in DVOE was predominantly due to higher drydocking related expenses. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s views, our DVOE budget for 2019 is $4,525 per vessel per day on a weighted average basis for the entire year for our fleet.

Apostolos Zafolias, Chief Financial Officer, commented, “Year-to-date, we have continued to actively manage our fleet, decreasing its average age and augmenting fleet-wide fuel efficiency, all top priorities for Genco and key components of our fleet modernization efforts. Specifically, after completing the sale of our last 1990s built vessel in the first quarter, we agreed to sell a 2003-built Handysize vessel at an attractive price. We have also funded scrubber related expenses to date from cash on hand, maintaining full flexibility under our credit facility for the remainder of our scrubber program.”

Financial Review: Six Months 2019

The Company recorded a net loss of $42.3 million or $1.01 basic and diluted net loss per share for the six months ended June 30, 2019. This compares to a net loss of $56.9 million or $1.62 basic and diluted net loss per share for the six months ended June 30, 2018. Net loss for the six months ended June 30, 2019 includes $13.9 million non-cash vessel in impairment charges, a $0.2 million non-cash impairment of the operating lease right-of-use asset, as well as a gain on sale of vessels totaling $0.6 million. Net loss for the six months ended June 30, 2018, includes non-cash vessel impairment charges of $56.6 million, as well as a loss on debt extinguishment in the amount of $4.5 million. Revenues increased to $177.0 million for the six months ended June 30, 2019 compared to $163.1 million for the six months ended June 30, 2018. Voyage expenses increased to $84.8 million for the six months ended June 30, 2019 from $47.1 million for the same period in 2018.  This was primarily due to the increase of employment of vessels on spot market voyage charters during 2019 as part of our commercial strategy, in which we incur significantly higher voyage expenses as compared to time charters, spot market-related time charters and pool arrangements. TCE rates obtained by the Company decreased to $8,341 per day for the six months ended June 30, 2019 from $10,716 per day for the six months ended June 30, 2018, due to lower rates achieved by the majority of the vessels in our fleet. Total operating expenses for the six months ended June 30, 2019 and 2018 were $205.2 million and $200.6 million, respectively. Total operating expenses include $13.9 million in non-cash vessel impairment charges, as well as a gain on sale of vessels of $0.6 million for the six months ending June 30, 2019. For the six months ended June 30, 2018, total operating expenses include non-cash vessel impairment charges of $56.6 million relating to the revaluation of certain vessels that comprise our fleet renewal plan to their respective fair values. General and administrative expenses for the six months ended June 30, 2019 increased to $12.1 million as compared to the $11.7 million in the same period of 2018. DVOE was $4,518 versus $4,373 in the comparative periods. The increase in DVOE was predominantly due to higher drydocking related expenses, as well as crew related expenses. EBITDA for the six months ended June 30, 2019 amounted to $8.4 million compared to a $8.7 million loss during the prior period. During the six months of 2019 and 2018, EBITDA included non-cash impairment charges, an operating lease right-of-use asset non-cash impairment, gains on sale of vessels, and loss on debt extinguishment as mentioned above. Excluding these items, our adjusted EBITDA would have amounted to $21.9 million and $52.4 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the six months ended June 30, 2019 was $14.8 million as compared to $25.0 million for the six months ended June 30, 2018.  Included in the net loss during the six months ended June 30, 2019 were $13.9 million of non-cash impairment charges, a gain of $0.6 million arising from the sale of the Genco Vigour, $0.6 million of non-cash lease expense and a loss of $0.2 million related to the non-cash impairment of our right-of-use operating lease asset.  Included in the net loss during the six months ended June 30, 2018 were $56.6 million of non-cash impairment charges, as well as a $4.5 million loss on the extinguishment of debt and a $5.3 million payment on the $400 Million Credit Facility. Depreciation and amortization expense for the six months ended June 30, 2019 increased by $3.0 million primarily due to depreciation expense for the six vessels delivered during the third quarter of 2018, partially offset by a decrease in depreciation expense for the eight vessels that were sold during the second half of 2018 and the first quarter of 2019.  Additionally, there was an $8.8 million increase in the fluctuation in due from charterers due to the timing of payments received from charterers and a $3.1 million increase in the fluctuation in prepaid expenses and other current assets due to the timing of payments.  Lastly, there was an $8.0 million increase in the fluctuation in inventories associated with vessels on spot market voyage charters.  These increases were partially offset by a $4.0 million increase in deferred drydocking costs as there were more vessels that completed drydocking during the first half of 2019 as compared to the first half of 2018.  There was also a $1.5 million decrease in the fluctuation accounts payable and accrued expenses due to the timing of payments made.

Net cash used in investing activities was $13.7 million during the six months ended June 30, 2019 as compared to net cash provided by investing activities of $1.9 million during the six months ended June 30, 2018.  Net cash used in investing activities during the six months ended June 30, 2019 consisted primarily of $10.4 million purchase of scrubbers for our vessels, $7.8 million purchase of vessels related primarily to ballast water treatment systems and $2.5 million for the purchase of other fixed assets due to the purchase of vessel equipment.  These cash outflows during the six months ended June 30, 2019 were partially offset by $6.3 million of proceeds from the sale of one vessel during the first half of 2019.  Net cash provided by investing activities during the six months ended June 30, 2018 consisted primarily of the proceeds received for hull and machinery claims related primarily to the receipt of the remaining insurance settlement for the main engine repair claim for the Genco Tiger.

Net cash used in financing activities during the six months ended June 30, 2019 was $38.5 million as compared to net cash provided by financing activities of $38.5 million during the six months ended June 30, 2018.  Net cash used in financing activities of $38.5 million for the six months ended June 30, 2019 consisted primarily of the following:  $34.6 million repayment of debt under the $495 Million Credit Facility; $3.2 million repayment of debt under the $108 Million Credit Facility; $0.6 million payment of deferred financing costs; and $0.1 million payment of common stock issuance costs.  Net cash provided by financing activities of $38.5 million for the six months ended June 30, 2018 consisted primarily of the $460.0 million drawdown on the $460 Million Credit Facility and the net proceeds from the issuance of common stock on June 19, 2018 of $110.2 million partially offset by the following:  $399.6 million repayment of debt under the $400 Million Credit Facility; $93.9 million repayment of debt under the $98 Million Credit Facility; $25.5 million repayment of debt under the 2014 Term Loan Facilities; $9.7 million payment of deferred financing costs; and $3.0 million payment of debt extinguishment costs. On August 14, 2018, we entered into the $108 Million Credit Facility to finance a portion of the purchase price for the six vessels acquired during the third quarter of 2018.  On June 5, 2018, the $495 Million Credit Facility refinanced the following three existing credit facilities with its original $460 million tranche: the $400 Million Credit Facility, the $98 Million Credit Facility and the 2014 Term Loan Facilities.  Additionally, on February 28, 2019, the $495 Million Credit Facility was amended to add a tranche of $35 million for the purchase of scrubbers in addition to the original $460 million tranche used for the refinancing on June 5, 2018.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. As of August 7, 2019, our fleet consists of 17 Capesize, two Panamax, six Ultramax, 20 Supramax, and 13 Handysize vessels with an aggregate capacity of approximately 5,075,000 dwt and an average age of 9.5 years.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet as well as capital expenditures for the installation of scrubbers on our 17 Capesize vessels. We expect the cost of the scrubbers for our Capesize vessels, including installation, to be approximately $2.25 million per vessel, which may vary according to the specifications of our vessels and technical aspects of the installation, among other variables. We anticipate funding the acquisition and installation of scrubbers on our 17 Capesize vessels through a combination of commercial bank debt and cash on hand. We also anticipate incurring capital expenditures with respect to the installation of ballast water treatment systems, which we intend to fund with cash on hand.

During the second quarter of 2019, we had five vessels complete their drydockings. We had an additional five vessels begin their drydockings during the second quarter and complete in the third quarter of which four completed the installation of scrubbers. We currently expect 15 more vessels to enter the shipyard during the third quarter of 2019, of which nine are to have scrubbers installed. Furthermore, we anticipate 10 vessels to enter the shipyard during the fourth quarter of 2019, four of which are to have scrubbers installed.

We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, scrubber costs and scheduled off-hire days for our fleet for the remainder of 2019 and 2020 to be:

	Q3 2019	Q4 2019	2020
Estimated Drydock Costs (1)	$11.0 million	$4.5 million	$10.7 million
Estimated BWTS Costs (2)	$3.2 million	$1.7 million	$4.7 million
Estimated Scrubber Costs (3)	$21.2 million	$6.6 million	-
Estimated Offhire Days (4)	497	240	300
(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses. Estimated costs presented include approximately $4.3 million of costs associated with five vessels that could potentially be sold based on our fleet renewal program.

(2) Estimated costs associated with the installation of ballast water treatment systems is expected to be funded with cash on hand. Estimated costs include approximately $1.5 million of costs associated with five vessels that could potentially be sold based on our fleet renewal program.

(3) We anticipate funding the acquisition and installation of scrubbers on our 17 Capesize vessels through a combination of commercial bank debt and cash on hand.

(4) Actual length will vary based on the condition of the vessel, yard schedules and other factors. Estimated offhire presented includes approximately 115 days associated with five vessels that could potentially be sold based on our fleet renewal program.

IMO 2020 Update

We continue to progress on the execution of our comprehensive plan of compliance with the upcoming IMO 2020 emissions standards that targets a significant reduction of emissions from vessels globally. Our portfolio approach entails the installation of scrubbers on our 17 Capesize vessels and the consumption of ultra-low sulfur fuel for the balance of our fleet. We have established this strategy to ensure 100% compliance with the upcoming environmental regulations. During the second quarter we began the scrubber installation process on four of our Capesize vessels, which was subsequently completed in the third quarter. We target a completion of our scrubber installation initiative by the end of the year, ahead of the January 1, 2020 sulfur cap enforcement date.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
	(Dollars in thousands, except share and per share data) (unaudited)		(Dollars in thousands, except share and per share data) (unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$83,550	$86,157	$177,014	$163,073
Total revenues	83,550	86,157	177,014	163,073

Operating expenses:
Voyage expenses	41,800	25,983	84,822	47,075
Vessel operating expenses	24,358	23,720	47,549	47,487
Charter hire expenses	4,849	509	7,267	509
General and administrative expenses (inclusive of nonvested stock amortization	5,799	6,510	12,109	11,727
expense of $0.6 million, $0.6 million, $1.0 million and $1.1 million, respectively)
Technical management fees	1,885	1,950	3,825	3,898
Depreciation and amortization	18,271	16,450	36,348	33,336
Impairment of vessel assets	13,897	184	13,897	56,586
Gain on sale of vessels	-	-	(611)	-
Total operating expenses	110,859	75,306	205,206	200,618

Operating (loss) income	(27,309)	10,851	(28,192)	(37,545)

Other (expense) income:
Other income	107	144	437	59
Interest income	1,073	887	2,400	1,681
Interest expense	(8,124)	(8,469)	(16,699)	(16,593)
Impairment of right-of-use asset	(223)	-	(223)	-
Loss on debt extinguishment	-	(4,533)	-	(4,533)
Other expense	(7,167)	(11,971)	(14,085)	(19,386)

Net loss	$(34,476)	$(1,120)	$(42,277)	$(56,931)

Net loss per share - basic	$(0.83)	$(0.03)	$(1.01)	$(1.62)

Net loss per share - diluted	$(0.83)	$(0.03)	$(1.01)	$(1.62)

Weighted average common shares outstanding - basic	41,742,301	35,516,058	41,734,248	35,049,615

Weighted average common shares outstanding - diluted	41,742,301	35,516,058	41,734,248	35,049,615

	June 30, 2019	December 31, 2018
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$165,121	$197,499
Restricted cash	-	4,947
Due from charterers, net	15,718	22,306
Prepaid expenses and other current assets	9,200	10,449
Inventories	29,325	29,548
Vessels held for sale	-	5,702
Total current assets	219,364	270,451

Noncurrent assets:
Vessels, net of accumulated depreciation of $265,147 and $244,529, respectively	1,320,149	1,344,870
Deferred drydock, net	11,629	9,544
Fixed assets, net	4,077	2,290
Operating lease right-of-use assets	8,910	-
Restricted cash	315	315
Total noncurrent assets	1,345,080	1,357,019

Total assets	$1,564,444	$1,627,470

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$33,151	$29,143
Current portion of long-term debt	65,640	66,320
Deferred revenue	8,263	6,404
Current operating lease liabilities	1,634	-
Total current liabilities	108,688	101,867

Noncurrent liabilities
Long-term operating lease liabilities	10,675	-
Deferred rent	-	3,468
Long-term debt, net of deferred financing costs of $15,015 and $16,272, respectively	433,030	468,828
Total noncurrent liabilities	443,705	472,296

Total liabilities	552,393	574,163

Commitments and contingencies

Equity:
Common stock	416	416
Additional paid-in capital	1,741,184	1,740,163
Retained deficit	(729,549)	(687,272)
Total equity	1,012,051	1,053,307
Total liabilities and equity	$1,564,444	$1,627,470

	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net loss	$(42,277)	$(56,931)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	36,348	33,336
Amortization of deferred financing costs	1,867	1,239
PIK interest, net	-	(5,341)
Noncash operating lease expense	577	-
Amortization of nonvested stock compensation expense	1,021	1,131
Impairment of right-of-use asset	223	-
Impairment of vessel assets	13,897	56,586
Gain on sale of vessels	(611)	-
Loss on debt extinguishment	-	4,533
Insurance proceeds for protection and indemnity claims	389	187
Insurance proceeds for loss of hire claims	-	58
Change in assets and liabilities:
Decrease (increase) in due from charterers	6,588	(2,201)
Decrease (increase) in prepaid expenses and other current assets	165	(2,910)
Decrease (increase) in inventories	223	(7,731)
Decrease in other noncurrent assets	-	514
Increase in accounts payable and accrued expenses	828	2,284
Increase in deferred revenue	1,859	1,185
Decrease in operating lease liabilities	(786)	-
Increase in deferred rent	-	539
Deferred drydock costs incurred	(5,488)	(1,459)
Net cash provided by operating activities	14,823	25,019

Cash flows from investing activities
Purchase of vessels, including deposits	(7,754)	(747)
Purchase of scrubbers (capitalized in Vessels)	(10,370)	-
Purchase of other fixed assets	(2,494)	(491)
Net proceeds from sale of vessels	6,309	-
Insurance proceeds for hull and machinery claims	612	3,107
Net cash (used in) provided by investing activities	(13,697)	1,869

Cash flows from financing activities
Repayments on the $108 Million Credit Facility	(3,160)	-
Repayments on the $495 Million Credit Facility	(34,575)	-
Proceeds from the $460 Million Credit Facility	-	460,000
Repayments on the $400 Million Credit Facility	-	(399,600)
Repayments on the $98 Million Credit Facility	-	(93,939)
Repayments on the 2014 Term Loan Facilities	-	(25,544)
Payment of debt extinguishment costs	-	(2,962)
Proceeds from issuance of common stock	-	110,249
Payment of common stock issuance costs	(105)	(48)
Payment of deferred financing costs	(611)	(9,679)
Net cash (used in) provided by financing activities	(38,451)	38,477

Net (decrease) increase in cash, cash equivalents and restricted cash	(37,325)	65,365

Cash, cash equivalents and restricted cash at beginning of period	202,761	204,946
Cash, cash equivalents and restricted cash at end of period	$165,436	$270,311

		Three Months Ended June 30, 2019
Adjusted Net Loss Reconciliation		(unaudited)
Net loss		$(34,476)
+	Impairment of vessel assets	13,897
+	Impairment of right-of-use asset	223
	Adjusted net loss	$(20,356)

	Adjusted net loss per share - basic	$(0.49)
	Adjusted net loss per share - diluted	$(0.49)

	Weighted average common shares outstanding - basic	41,742,301
	Weighted average common shares outstanding - diluted	41,742,301

	Weighted average common shares outstanding - basic as per financial statements	41,742,301
	Dilutive effect of stock options	-
	Dilutive effect of restricted stock awards	-
	Weighted average common shares outstanding - diluted as adjusted	41,742,301

		Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
EBITDA Reconciliation:		(Dollars in thousands) (unaudited)		(Dollars in thousands) (unaudited)
Net loss		$(34,476)	$(1,120)	$(42,277)	$(56,931)
+	Net interest expense	7,051	7,582	14,299	14,912
+	Depreciation and amortization	18,271	16,450	36,348	33,336
	EBITDA(1)	$(9,154)	$22,912	$8,370	$(8,683)

+	Impairment of vessel assets	13,897	184	13,897	56,586
+	Impairment of right-of-use asset	223	-	223	-
-	Gain on sale of vessels	-	-	(611)	-
+	Loss on debt extinguishment	-	4,533	-	4,533
	Adjusted EBITDA	$4,966	$27,629	$21,879	$52,436

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	58	60	58	60
Average number of vessels (2)	58.0	60.0	58.2	60.0
Total ownership days for fleet (3)	5,278	5,460	10,525	10,860
Total chartered-in days (4)	347	49	640	49
Total available days for fleet (5)	5,326	5,492	10,822	10,826
Total available days for owned fleet (6)	4,978	5,442	10,181	10,777
Total operating days for fleet (7)	5,237	5,422	10,612	10,699
Fleet utilization (8)	97.7%	98.4%	97.5%	98.5%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$7,412	$10,964	$8,341	$10,716
Daily vessel operating expenses per vessel (10)	4,615	4,344	4,518	4,373

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,547.0	1,183.0	3,077.0	2,353.0
Panamax	182.0	546.0	389.2	1,086.0
Ultramax	546.0	364.0	1,086.0	724.0
Supramax	1,820.0	1,911.0	3,620.0	3,801.0
Handymax	-	91.0	-	181.0
Handysize	1,183.0	1,365.0	2,353.0	2,715.0
Total	5,278.0	5,460.0	10,525.2	10,860.0

Chartered-in days
Capesize	79.4	-	79.4	-
Panamax	-	-	-	-
Ultramax	66.0	-	96.3	-
Supramax	95.4	49.4	281.8	49.4
Handymax	-	-	17.4	-
Handysize	106.6	-	165.5	-
Total	347.4	49.4	640.4	49.4

Available days (owned & chartered-in fleet)
Capesize	1,509.9	1,182.2	3,038.7	2,319.9
Panamax	182.0	546.0	389.2	1,086.0
Ultramax	612.0	364.0	1,182.2	723.7
Supramax	1,788.2	1,957.6	3,733.8	3,846.8
Handymax	-	89.4	17.4	171.0
Handysize	1,233.6	1,352.4	2,460.3	2,679.0
Total	5,325.7	5,491.6	10,821.6	10,826.4

Available days (owned fleet)
Capesize	1,430.5	1,182.2	2,959.3	2,319.9
Panamax	182.0	546.0	389.2	1,086.0
Ultramax	546.0	364.0	1,085.9	723.7
Supramax	1,692.8	1,908.2	3,452.0	3,797.4
Handymax	-	89.4	-	171.0
Handysize	1,127.0	1,352.4	2,294.8	2,679.0
Total	4,978.3	5,442.2	10,181.2	10,777.0

Operating days
Capesize	1,494.3	1,182.1	3,006.6	2,319.9
Panamax	182.0	541.5	381.7	1,076.0
Ultramax	610.8	361.4	1,142.3	705.2
Supramax	1,760.7	1,929.9	3,672.5	3,798.4
Handymax	-	87.3	17.4	168.8
Handysize	1,189.1	1,319.5	2,391.7	2,630.5
Total	5,236.9	5,421.6	10,612.2	10,698.8

Fleet utilization
Capesize	97.7%	99.9%	98.3%	99.6%
Panamax	100.0%	99.2%	98.1%	99.1%
Ultramax	99.8%	99.3%	96.6%	97.4%
Supramax	97.7%	98.4%	97.3%	98.7%
Handymax	-	95.9%	100.0%	93.3%
Handysize	96.4%	96.7%	97.1%	97.7%
Fleet average	97.7%	98.4%	97.5%	98.5%

Average Daily Results:
Time Charter Equivalent
Capesize	$7,292	$15,162	$9,752	$14,464
Panamax	10,554	10,209	9,135	9,601
Ultramax	9,873	11,277	9,151	11,087
Supramax	6,971	10,364	7,887	10,166
Handymax	-	10,337	-	10,437
Handysize	6,517	8,402	6,732	8,620
Fleet average	7,412	10,964	8,341	10,716

Daily vessel operating expenses
Capesize	$5,057	$4,631	$5,010	$4,666
Panamax	4,505	4,007	4,410	4,199
Ultramax	4,738	4,249	4,520	4,292
Supramax	4,456	4,351	4,362	4,385
Handymax	-	5,161	-	5,564
Handysize	4,246	4,192	4,131	4,113
Fleet average	4,615	4,344	4,518	4,373

1)
EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses and charter hire expenses, divided by the number of the available days of our owned fleet during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$83,550	$86,157	$177,014	$163,073
Voyage expenses (in thousands)	41,800	25,983	84,822	47,075
Charter hire expenses (in thousands)	4,849	509	7,267	509
	36,901	59,665	84,925	115,489

Total available days for owned fleet	4,978	5,442	10,181	10,777
Total TCE rate	$7,412	$10,964	$8,341	$10,716

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of August 7, 2019, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, two Panamax, six Ultramax, 20 Supramax and 13 Handysize vessels with an aggregate capacity of approximately 5,075,000 dwt and an average age of 9.5 years.

The following table reflects Genco’s fleet list as of August 7, 2019:

	Vessel	DWT	Year Built
Capesize
1	Genco Resolute	181,060	2015
2	Genco Endeavour	181,060	2015
3	Genco Constantine	180,183	2008
4	Genco Augustus	180,151	2007
5	Genco Liberty	180,032	2016
6	Genco Defender	180,021	2016
7	Baltic Lion	179,185	2012
8	Genco Tiger	179,185	2011
9	Genco London	177,833	2007
10	Baltic Wolf	177,752	2010
11	Genco Titus	177,729	2007
12	Baltic Bear	177,717	2010
13	Genco Tiberius	175,874	2007
14	Genco Commodus	169,098	2009
15	Genco Hadrian	169,025	2008
16	Genco Maximus	169,025	2009
17	Genco Claudius	169,001	2010
Panamax
1	Genco Thunder	76,588	2007
2	Genco Raptor	76,499	2007
Ultramax
1	Baltic Hornet	63,574	2014
2	Baltic Mantis	63,470	2015
3	Baltic Scorpion	63,462	2015
4	Baltic Wasp	63,389	2015
5	Genco Weatherly	61,556	2014
6	Genco Columbia	60,294	2016

Supramax
1	Genco Hunter	58,729	2007
2	Genco Auvergne	58,020	2009
3	Genco Rhone	58,018	2011
4	Genco Ardennes	58,018	2009
5	Genco Brittany	58,018	2010
6	Genco Languedoc	58,018	2010
7	Genco Pyrenees	58,018	2010
8	Genco Bourgogne	58,018	2010
9	Genco Aquitaine	57,981	2009
10	Genco Warrior	55,435	2005
11	Genco Predator	55,407	2005
12	Genco Provence	55,317	2004
13	Genco Picardy	55,257	2005
14	Genco Normandy	53,596	2007
15	Baltic Jaguar	53,474	2009
16	Baltic Leopard	53,447	2009
17	Baltic Cougar	53,432	2009
18	Genco Loire	53,430	2009
19	Genco Lorraine	53,417	2009
20	Baltic Panther	53,351	2009
Handysize
1	Genco Spirit	34,432	2011
2	Genco Mare	34,428	2011
3	Genco Ocean	34,409	2010
4	Baltic Wind	34,409	2009
5	Baltic Cove	34,403	2010
6	Genco Avra	34,391	2011
7	Baltic Breeze	34,386	2010
8	Genco Bay	34,296	2010
9	Baltic Hare	31,887	2009
10	Baltic Fox	31,883	2010
11	Genco Champion	28,445	2006
12	Genco Challenger	28,428	2003
13	Genco Charger	28,398	2005

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, August 8, 2019 at 8:30 a.m. Eastern Time to discuss its 2019 second quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (334) 323-0501 or (800) 353-6461 and enter passcode 3272187. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 3272187. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results continue to be affected by weakness in market conditions and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) the completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the terms of definitive documentation for the purchase and installation of scrubbers and our ability to have scrubbers installed within the price range and time frame anticipated; (xix) our ability to obtain any additional financing we may seek for scrubbers on acceptable terms; (xx) the relative cost and availability of low sulfur and high sulfur fuel or any additional scrubbers we may seek to install; (xxi) our ability to realize the economic benefits or recover the cost of the scrubbers we plan to install; (xxii) worldwide compliance with IMO 2020 regulations and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and our subsequent reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550